Exhibit 99.1
For Immediate Release
MERCER INTERNATIONAL INC. ANNOUNCES
EXPIRATION AND RESULTS OF EXCHANGE OFFER
     NEW YORK, NY, January 22, 2010 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today announced the expiration and results of its exchange offer (the “Exchange Offer”) for up to a maximum of $23,625,000 aggregate principal amount of its outstanding 8.5% Convertible Senior Subordinated Notes due 2010 (the “Old Notes”). The Exchange Offer expired at 5:00 p.m., New York City time, on January 21, 2010 (the “Expiration Date”). As of the Expiration Date, an aggregate of $21,730,000 principal amount of Old Notes were validly tendered and accepted for exchange, according to information provided by Wells Fargo Bank, National Association, the exchange agent for the Exchange Offer. This will result in the issuance of an aggregate of $22,012,490 principal amount of Mercer’s new 8.5% Convertible Senior Subordinated Notes due 2012 (“New Notes”). Delivery of the New Notes is expected to be made on January 26, 2010. Upon settlement of the Exchange Offer, an aggregate of $2,275,000 principal amount of Old Notes will remain outstanding.
     Mr. Jimmy S.H. Lee, President and Chairman, stated: “We are pleased with the results of the exchange offer which, together with the private exchange we completed late last year, will enhance our liquidity and better position us to realize on improving pulp markets and prices.”
     Holders who validly tendered and did not withdraw their Old Notes by 5 p.m. New York City time, on the Expiration Date and whose Old Notes were accepted for exchange will receive, for each $1,000 principal amount of Old Notes, an amount of New Notes equal to $1,000 principal amount plus accrued and unpaid interest on the $1,000 principal amount of Old Notes to and including December 9, 2009.
     This press release is for informational purposes only and does not constitute an offer to exchange or sell, or the solicitation of an offer to exchange or buy any security.
     Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

     The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: the continuing effects of the recent economic and financial turmoil, the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:	FD Investors/Media: Eric Boyriven, Alexandra Tramont
Jimmy S.H. Lee	(212) 850-5600
Chairman & President
(604) 684-1099

David M. Gandossi
Executive Vice-President &
Chief Financial Officer
(604) 684-1099
(2)
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